Exhibit 3

OLYMPIA EXPLORER And OLYMPIA VOYAGER Judicial Auctions Have Been Completed

For immediate release

PIRAEUS, March 30, 2004 – Royal Olympic Cruise Lines (Nasdaq, ROCLF) announced today that the previously announced sales of their vessels OLYMPIA EXPLORER and OLYMPIA VOYAGER at judicial auction have been completed with the following results:

OLYMPIA EXPLORER: sold in Los Angeles, California, on March 24, 2004; purchaser: mortgagee KfW, on its own behalf and as agent for a consortium of the lender banks, for US$82.7 million;

OLYMPIA VOYAGER: sold in Miami, Florida, on March 26, 2004; purchaser: mortgagee KfW, on its own behalf and as agent for a consortium of the lender banks, for US$97.2 million.

This press release contains forward looking statements. Forward looking statements can be identified in many cases by the use of terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” or other terms. These statements are based on assumptions that are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control and may cause our business activities and results, including the results of any discussion between Royal Olympic and creditors of the debtors, to be materially different from those that are implied by the forward-looking statements.

Although we believe that the expectation expressed in our forward-looking statement are reasonable, we cannot assure you of any further business activity or result.

For further information contact:

James R. Lawrence + 203 550 2621

MTI Network USA